Exhibit (k)

Teachers Insurance and Annuity Association College Retirement Equities Fund 730 Third Avenue New York, New York 10017-3206 (212) 490-9000 1(800) 842-2733	George W. Madison Executive Vice President and General Counsel (212) 916-4750 (212) 916-5760 Fax gmadison@tiaa-cref.org

April 27, 2007

Board of Directors

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by TIAA-CREF Life Separate Account VLI-1 (the “Separate Account”) of Post-Effective Amendment No. 8 to the Registration Statement (File Nos. 333-62162 and 811-10393) on Form N-6 under the Securities Act of 1933 for the Flexible Premium Individual Variable Universal Life Insurance Policy and Flexible Premium Last Survivor Variable Universal Life Insurance Policies (the “Contracts”) offered and funded by the Separate Account. The Registration Statement covers an indefinite amount of securities in the form of interests in the Contracts.

I have examined the Charter, Bylaws and other corporate records of TIAA-CREF Life Insurance Company (“TIAA-CREF Life”), the Plan of Operations and other organizational records of the Separate Account, and the relevant statutes and regulations of the State of New York. On the basis of such examination, it is my opinion that:

1.	TIAA-CREF Life Insurance Company is a stock life insurance company duly organized and validly existing under the laws of the State of New York.

2.	The Separate Account is a “separate account” of TIAA-CREF Life within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA-CREF Life’s Board of Directors and validly existing under the laws of the State of New York.

3.	To the extent New York State law governs, the Contracts have been duly authorized by TIAA-CREF Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA-CREF Life enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/ George W. Madison
Executive Vice President and General Counsel